Exhibit 99.1

For Immediate Release

Clearday’s “Companion Robotics” Chosen as a “Revolutionary Elder Care Solution”

By TRECS Institute

San Antonio, TX, December 21, 2022 (GLOBE NEWSWIRE) – Clearday, Inc. (OTCQX: CLRD) (the “Company” or “we”) is pleased to announce that the Company’s “Companion Robotics” for elder care, was selected as a “Revolutionary Elder Care Solution” by TRECS Institute, which will be the basis of a Joint Venture between two companies to accelerate Clearday’s robotic sales initiatives in the skilled care and nursing home industry, with additional vertical solutions to be explored. These facilities focus on post-acute and long-term care, including dementia care and rehab services, represent a significant market that Clearday believes, with the Joint Venture, is a breakout opportunity for the Clearday Companion Robot.

The TRECS Institute is a non-profit organization dedicated to finding new and effective opportunities to better serve America’s growing senior population while reducing costs for the health care system. James Walesa, CEO and Founder of Clearday, said, “The opportunity to work with TRECS’ experienced innovators to accelerate our “Companion Robotics” will be a game changer for the Company. We beat out multiple competitors for this tremendous opportunity, and I expect the Company to develop a strong market position to significantly increase revenue. The skilled and nursing care sector has over 15,000 facilities across the United States and our Joint Venture with TRECS should monetize this opportunity for Clearday.”

Clearday and TRECS will identify and pursue various grant opportunities in all 50 States that may fund the acquisition of Clearday Companion Robot by skilled nursing facilities to help better serve their residents and support their staff. TRECS expects to develop a program to track Clearday Companion Robot such as enhancing resident engagement, reducing isolation and supporting the staff of each participating facility to better serve the residents entrusted to their care.

The shortage of caregivers in skilled and nursing care is well documented. The National Alliance for Caregivers reported that COVID-19 accelerated the loss of caregivers since 2020 to over 1 million workers and that, in the U.S., approximately 40,000 nurses have left the industry since February 2020, leaving a crisis-level shortage. Clearday and TRECS expect to use the Clearday Companion Robot and related services to help support nursing staff to better and more effectively serve their patients.

John Whitman, Founder of TRECS, said, “Bringing a solution like Clearday Companion Robotics to skilled and nursing care could be a key to helping maintain the quality of care and level of resident engagement now and in the future, as caregiver shortages continue across the country.”

About Clearday™

Clearday™ is an innovative non-acute longevity healthcare services company with a modern, hopeful vision for making high-quality care options more accessible, affordable, and empowering for older Americans and those who love and care for them. Clearday has a decade-long experience in non-acute care through its subsidiary Memory Care America, which operates highly rated residential memory care communities in four U.S. states. Clearday at Home – its digital service – brings Clearday to the intersection of telehealth, Software-as-a-Service (SaaS), and subscription-based content. Learn more about Clearday at www.myclearday.com.

About The TRECS Institute – Targeting Revolutionary Elder Care Solutions

The mission of “The TRECS Institute” is to identify, research, test and promote opportunities that improve the quality of care provided to senior citizens and others in need of long-term care support, in the most cost-effective manner possible, regardless of care setting.

In recognizing that the quality of care provided to the elderly is so closely tied to the commitment and training of the individual worker, TRECS will place recruitment, training and retention of staff at all organizational levels a top priority.

Having recognized the positive impact technology can have, not only in improving the quality of care but also in controlling costs, another focus of the TRECS Institute will be to find technology that can be integrated into the industry to achieve our goals.

Finally, once improvements have been identified, The TRECS Institute is committed to making those findings available to facilities across the Nation, maximizing the impact of these positive and successful initiatives in better caring for our nation’s senior citizens. Learn more about TRECS at http://thetrecsinstitute.org.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory,” “focus,” “work to,” “attempt,” “pursue,” or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances and are not guarantees of future performance. Actual results may differ materially from those indicated by forward-looking statements as a result of various factors, risks and uncertainties. These forward-looking statements should not be relied upon as representing Clearday’s views as of any date subsequent to the date hereof. This release includes information from third sources from published reports providing such information and we have assumed the accuracy of such reports without independent investigation or inquiry. This communication is for informational purposes only and is neither an offer to sell nor a solicitation of an offer to purchase any securities of the Company.

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